Exhibit 99.1

Brett Nicholas Appointed President of Redwood Trust;
Fred Matera Appointed Chief Investment Officer

MILL VALLEY, Calif., Jan. 12, 2012 -- Redwood Trust, Inc. (NYSE: RWT) today announced that Brett Nicholas has been appointed President. Fred Matera has been appointed Chief Investment Officer, a role previously held by Mr. Nicholas.  Fred Matera will continue to report to Brett Nicholas.

Marty Hughes continues to serve as Chief Executive Officer.  Previously, Mr. Hughes served as President and Chief Executive Officer.  Marty Hughes remarked, "Brett has demonstrated strong leadership as Redwood's Chief Operating Officer since his appointment to the position in 2010, as well as over his nearly 16 years with the company.  Brett and I have worked together closely for several years, including as Co-Chief Operating Officers, and I have the highest regard for his contributions to Redwood and for his role in the future success of the company."

Fred Matera, who joined Redwood in 2008 as a Managing Director, is responsible for managing Redwood's investment portfolio. Prior to joining Redwood, Matera held senior roles within fixed income at financial services firms including Goldman Sachs, DLJ, First Boston, and immediately prior to joining Redwood served as Co-Head of Structured Credit at RBS Greenwich Capital. Marty Hughes stated, "Fred's deep experience and insight into fixed income capital markets has been invaluable in growing our business, and developing successful risk-adjusted investment strategies for Redwood."

About Redwood Trust.

Redwood Trust, Inc. (NYSE: RWT) is a publicly traded company structured as a real estate investment trust, and together with its subsidiaries invests in, finances, and manages real estate assets. Redwood was incorporated in the State of Maryland on April 11, 1994, and commenced operations on August 19, 1994. Our executive offices are located at One Belvedere Place, Suite 300, Mill Valley, California 94941.